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EXHIBIT 23.1


                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors and Stockholders
Humitech International Group, Inc.
     and Subsidiaries
Addison, Texas


We consent to the use and inclusion in this Form SB-2/A Amendment No. 1 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated October 2, 2002 on our audit of the consolidated financial statements of Humitech International Group, Inc. at June 30, 2002 and December 31, 2001 and for the six months and year then ended.

We also consent to the reference of our Firm under the caption "Experts" in the Registration Statement and Prospectus.



/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
October 25, 2002